Exhibit 4.11

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  ALL SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED (A “TRANSFER”) WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED BECAUSE THE TRANSFER IS EXEMPT FROM REGISTRATION OR THE TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Warrant Certificate No. 3

COMMON STOCK WARRANT

For the Purchase of Shares of Common Stock

of

CVSL INC.

July 2, 2014

THIS CERTIFIES THAT,                   , for value received, and successors and assigns (collectively, “Warrantholder”), is entitled to subscribe for and purchase, subject to the terms hereof, from CVSL Inc., a Florida corporation (the “Company”), ONE MILLION (1,000,000) fully-paid and non-assessable shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), at a price per share equal to SIXTY FOUR CENTS ($0.64) (the “Warrant Exercise Price”), such price (i) representing the average closing price of a share of the Common Stock for the 10 trading days prior to the grant of this Warrant and (ii) being subject to adjustment upon the occurrence of the contingencies set forth in this Warrant.

This Warrant is granted in connection with the Exclusivity Agreement, of even date herewith, by and between the Company and Warrantholder (the “Exclusivity Agreement”).

1.                                      Term.  Except as otherwise provided for herein, the ONE MILLION (1,000,000) Shares represented by this Warrant shall be exercisable, in whole or in part, at any time and from time to time, upon the expiration of 720 days of the date of the original issuance of this Warrant and ending at 5:00 p.m., Dallas, Texas time, on the first anniversary of the original issuance date of this Warrant (the “Expiration Date”); provided, however, unless on the Expiration Date stated above either (i) the Shares are subject to an effective registration statement of the Company under the Securities Act of 1933, as amended, or (ii) the Common Stock is listed or included for quotation on at least one of the Nasdaq National Market, the New York Stock Exchange or the New York Stock Exchange Amex (and such listed trading has not been suspended or otherwise restricted pursuant to an effective order of such exchange), then the Expiration Date shall be extended through, and the term “Expiration Date” shall be deemed to mean, the next following anniversary of the original issuance date of this Warrant upon which one of the foregoing conditions has been met.

2.                                      Number of Shares; Vesting of Shares.  Subject to the terms and conditions set forth herein, including the Expiration Date, the Warrantholder is entitled, upon surrender of this Warrant, to purchase from the Company the Shares represented by this Warrant as follows:  1,000,000 Shares represented by this Warrant shall be exercisable, in whole or in part, at any time and from time to time, 720 days after the original issuance date of this Warrant, unless the Warrantholder is in breach of, or has breached, the Consultancy Agreement between the parties hereto of the same date on or before the time of such exercise.  In the event of such breach determinable in the sole discretion of the CVSL Board of Directors, this Warrant shall be null and void and of no force or effect.

3.                                      Method of Exercise; Net Issue Exercise.

(a)                                 Method of Exercise; Payment; Issuance of New Warrant.  The purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, by the surrender of this Warrant (together with the notice of exercise form attached hereto as Exhibit A, duly executed) at the principal office of the Company and by the payment to the Company, by check or bank draft, of an amount equal to the then applicable Warrant Exercise Price per share multiplied by the number of Shares then being purchased.  The person or persons in whose name(s) any certificate(s) representing the Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.  In the event of any exercise of the rights represented by this Warrant, certificates for the Shares of stock so purchased shall be delivered to the holder hereof as soon as possible and in any event within 45 days of receipt of such notice and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as possible and in any event within such 45-day period.

(b)                                 Share Issuance/Restrictive Legends/Representations.  Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Warrant or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address administrative matters.  Warrantholder is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Act, is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Common Stock, and Warrantholder is acquiring the Shares for his own account for the purpose of investment and not with a view to distribute the same, or for resale in connection with any distribution thereof, within the meaning of the Act.

(c)                                  Piggyback Registration.  If, during the Term of this Agreement, the Company proposes to register any shares of its Common Stock in connection with a shelf registration statement under Rule 415 of Regulation C of the Act (“Shelf Registration”), the Company shall promptly, and in any event at least ten days prior to the filing of the registration statement, give written notice to the Warrantholder of its intention to effect such registration.  Upon the written request of the Warrantholder given within ten days after the mailing of such notice by the Company, the Company shall, subject to the provisions of this Section 3, cause to be registered under the Act all of the Common Stock that such Investor has requested to be registered.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not the Warrantholder has elected to include any Common Stock in such registration and shall promptly notify the Warrantholder of such termination or withdrawal.  The piggyback registration rights set forth herein relate solely to those that may be available under a Shelf Registration by the Company, if any, and expressly exclude (i) the registration of any securities of the Company in connection with an underwritten public offering; (ii) a registration relating solely to an employee benefit plan, (ii) a registration relating solely to a transaction under Rule 145 of the Securities Act, or (iv) a registration in which the only securities being registered is common stock issuable upon conversion of debt securities which are also being registered.

4.                                      Stock Fully Paid; Reservation of Shares.  All Shares that may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.  During the period within which the rights represented by the Warrant may be exercised, the Company shall at all times have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

5.                                      Adjustment of Warrant Exercise Price and Number of Shares.  The number and kind of securities purchasable upon the exercise of the Warrant and the Warrant Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)                                 Reclassification or Merger.  In case of any reclassification, change or conversion of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall execute a new Warrant (in form and substance satisfactory to the Warrantholder) providing that the holder of this Warrant shall have the right to exercise such new Warrant and upon such exercise to receive, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by a holder of one share of Common Stock.  Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.  The provisions of this subsection (a) shall similarly apply to successive reclassification, changes, mergers and transfers.

(b)                                 Subdivisions or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise hereof shall be proportionately adjusted such that the aggregate exercise price of this Warrant shall at all times remains equal.  Any adjustments under this subsection (b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)                                  Stock Dividends.  If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend payable in shares of Common Stock (except any distribution specifically provided for in the foregoing subsections (a) and (b)), then the Warrant Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Exercise Price in effect immediately prior to such date of determination by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution and the number of shares of Common Stock subject to this Warrant shall be proportionately adjusted.  Any adjustment under this subsection (c) shall become effective as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(d)                                 No Impairment.  The Company will not, by amendment of its Articles of Incorporation (as amended, restated, supplemented or otherwise modified from time) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

6.                                      Notice of Adjustments.  Whenever the Warrant Exercise Price shall be adjusted pursuant to the provisions hereof, the Company shall within 20 days of such adjustment deliver a certificate signed by its chief executive officer of chief financial officer to the registered holder(s) hereof setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Exercise Price after giving effect to such adjustment.

7.                                      Fractional Shares.  No fractional shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares, the Company shall make a cash payment therefor upon the basis of the Warrant Exercise Price then in effect.

8.                                      Transfers and Exchanges.  This Warrant may be transferred upon the prior written consent of the Company, which consent shall not be unreasonably withheld, provided that no such consent shall be required for the transfer of this Warrant by operation of law.

9.                                      Rights as Shareholders.  No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the shares of Common Stock purchasable upon the exercise hereof shall have become deliverable, as provided herein.  However, nothing in this Section 9 shall limit the right of the Warrantholder to be provided the notices required under this Warrant.

10.                               Modification and Waiver.  Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of shares of Common Stock issued or issuable upon exercise of this Warrant.  Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any Shares issuable upon exercise of this Warrant.

11.                               Notices.  Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such holder at his, her or its address as shown on the books of the Company or to the Company at the address indicated on the signature page of this Warrant.

12.                               Assumption of Warrant.  If at any time, while this Warrant, or any portion thereof, is outstanding and unexpired there shall be (i) an acquisition of the Company by another entity by means of a merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s capital stock such that shareholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity or (ii) a sale or transfer of all or substantially all of the

Company’s assets to any other person, then, as a part of such acquisition, sale or transfer, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Warrant Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such acquisition, sale or transfer which a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such acquisition, sale or transfer if this Warrant had been exercised immediately before such acquisition, sale or transfer, all subject to further adjustment as provided in this Section 12; and in any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Warrantholder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Shares of the Warrantholder is entitled to purchase) shall thereafter by applicable, as nearly as possible, in relation to any shares of Common Stock or other securities or other property thereafter deliverable upon the exercise of this Warrant.

13.                               Binding Effect on Successors.  This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Warrantholder.  The Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of the Warrantholder but at the Company’s expense, acknowledge in writing its continuing obligation to the Warrantholder in respect of any rights to which the Warrantholder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of the Warrantholder to make any such request shall not affect the continuing obligation of the Company to the Warrantholder in respect of such rights.

14.                               Lost Warrants or Stock Certificates.  The Company covenants to the holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, or like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

15.                               Descriptive Headings.  The descriptive headings of the several sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

16.                               Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas if not otherwise in conflict with the laws governing matters of corporate concern in the State of the Company’s incorporation.

17.                               Counterparts.  This Common Stock Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

REMAINDER OF PAGE

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Common Stock Warrant is executed effective as of the date first above written.

CVSL INC.

By:	/s/ Kelly L. Kittrell
Kelly L. Kittrell
Chief Financial Officer

Address:
2400 Dallas Parkway, Suite 230
Plano, Texas 75093

Accepted and Agreed:

Address:

SIGNATURE PAGE

EXHIBIT A

NOTICE OF EXERCISE

To:                             CVSL Inc.

2400 Dallas Parkway, Suite 230

Dallas, Texas  75093

Attn:                    Kelly L. Kittrell, CFO

The undersigned hereby elects to purchase                        shares of Common Stock of CVSL Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

Such payment is hereby made in the amount of                        by wire transfer or by certified or bank check.

Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below

Name:

Address:

(Date)	(Signature)